EXHIBIT 99.1
                   Letterhead of RJ Reynolds Tobacco Company



Contact:     Maura Payne                                              RJRT 99-15
             (336) 741-6996                                        June 15, 1999


               SPIN-OFF OF R.J. REYNOLDS TOBACCO COMPANY COMPLETED


         WINSTON-SALEM, N.C. - June 15, 1999 - R.J. Reynolds Tobacco Holdings, Inc. begins operating today as an independent, publicly held company, following the completion yesterday of the previously announced spin-off from its former parent company, RJR Nabisco Holdings Corp.

         Shares in R.J. Reynolds Tobacco Holdings, Inc. will begin trading on the New York Stock Exchange (NYSE) today under the symbol "RJR." They have been trading on the NYSE since June 1 on a "when issued" basis.

         On May 12, 1999, the RJR Nabisco board of directors declared a 1-for-3 stock dividend of shares in the domestic tobacco company to RJR Nabisco shareholders of record as of May 27, 1999. That distribution of shares took place yesterday afternoon, following the market's closing for the day.

         "We are very pleased to be operating once again as a freestanding, publicly traded company," said Andrew J. Schindler, RJR's president and chief executive officer. "We are committed to a very clear set of goals: stabilizing and then growing our earnings and cash flow; providing an attractive return to our shareholders in the form of competitive and sustainable dividends; and profitably growing our key brands."

         With 1998 annual pro-forma net sales of approximately $5.7 billion, RJR is the nation's second-largest tobacco company, with about a 25 percent share of market. The company sells four of the top 10 U.S. cigarette brands: Winston, Salem, Camel and Doral. It will continue to operate out of its Winston-Salem, N.C., headquarters with a U.S. workforce of approximately 8,000.

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